EXHIBIT 10.2

                             SECURED PROMISSORY NOTE


$1,000,000.00                                          Providence, Rhode Island
                                                                   May 8, 1998


     FOR VALUE RECEIVED, ACCESS SOLUTIONS INTERNATIONAL, INC., a Delaware corporation with a principal place of business at 650 Ten Rod Road, North Kingstown, Rhode Island 02852 (the "Maker") promises to pay to the order of MALCOLM G. CHACE, an individual resident of the State of Rhode Island having an address c/o Point Gammon Corporation, 731 Hospital Trust Building, Providence, Rhode Island 02903 (the "Payee"), the lesser of: (i) the principal sum of One Million Dollars ($1,000,000), or (ii) the aggregate unpaid principal amount of all advances of funds to the Maker by the Payee pursuant to that certain Loan Agreement of even date herewith by and between the Maker and the Payee (the "Agreement"), payable at the times hereinafter specified, together with interest, in arrears, from the date hereof on the unpaid balance from time to time outstanding, whether before or after the maturity of or default under this Note, at a rate per annum equal to Nineteen Percent (19%). Advances under this Note shall be in accordance with Section 1.05 of the Agreement.

     This Note is the note referred to in the Agreement. Capitalized terms used herein, but not otherwise defined herein, shall have the meaning ascribed to such term in the Agreement.

     At the time of (i) the making of each advance  evidenced by this Note,  and
(ii) each payment or prepayment of this Note, the Holder may enter upon its records an appropriate notation evidencing such advance or such payment or prepayment of principal. No failure to make any such notation shall affect the Maker's unconditional obligation to repay the principal amount borrowed pursuant to this Note and all interest, fees and other sums due in connection with this
Note in full, nor shall any such failure, standing alone, constitute grounds for disproving a payment of principal by the Maker. However, in the absence of manifest error, such notations and the Holder's records containing such notations shall constitute prima facie evidence of the facts stated therein, including, without limitation, the outstanding amount of the advances made to the Maker pursuant to this Note and all amounts due and owing to the Holder at any time. Any such notations and the Holder's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Note.

     All interest payable hereunder shall be computed on the basis of the actual number of days elapsed using a three hundred sixty (360) day year. Interest accrued on this Note shall be payable upon the Repayment Date.

     The entire principal balance, together with all unpaid interest, fees, expenses and other charges, if not sooner paid, shall in any event be paid upon demand by the Holder after the earlier to occur of (i) the third anniversary of the Note, (ii) the settlement or the rendering of final judgment in the Lawsuit, as defined in the Agreement, or (iii) the occurrence of any Event of Default by the Company under the Agreement (the "Repayment Date").

     This Note is secured by the Security Agreement.

     All sums payable hereunder are payable in lawful money of the United States of America and in immediately available funds at the Payee's address set forth above or at such place or places as the Payee, its successors or assigns (the "Holder") may designate in writing.

     This Note may be prepaid at any time, in whole or in part, without penalty or premium.

     All sums paid under this Note shall be applied first to any interest, fees, expenses and other charges then due and unpaid, in such order as the Holder shall determine, with the remaining balance, if any, to be applied to unpaid principal.

     Whenever a day on which payment of interest and/or principal required to be made hereunder falls on a Saturday, Sunday or public holiday, such payment shall be due on the next following normal business day, and where time is extended for the payment of principal by virtue of the due date thereof falling on a Saturday, Sunday or public holiday, such extended time shall be included in the computation of interest.

     The Holder may assign, transfer or negotiate this Note, and in such event all the provisions of this Note shall inure to the benefit of and may be exercised by or on behalf of the successor Holder, and all payments of principal and of interest due and to become due under this Note shall not thereafter be subject to any defense, counterclaim or set-off which the Maker may have against any prior Holder.

     Upon the occurrence of any Event of Default as provided in the Agreement, this Note, at the option of the Holder, shall become immediately due and payable without notice of any kind. The Holder's failure to exercise such option shall not constitute a waiver of the right to exercise it at any other time.

     No renewal or extension granted, or any indulgence shown to, or any release of, or any dealings between the Holder and any other person, corporation, or entity now or hereafter interested in this Note whether as owner, encumbrancer, guarantor, or otherwise, shall discharge, extend or in any way affect the obligations of the Maker hereunder.

     The Maker will pay upon the Repayment Date the legal and other fees and expenses of the Holder reasonably incurred in connection with or incidental to
(i) the negotiation, closing and administration of the loan evidenced by this Note, and (ii) the enforcement of any of the obligations of the Maker or rights of the Holder under this Note or any other agreement, document or instrument now or hereafter executed in connection herewith, by litigation or otherwise; and all such fees and expenses shall be indebtedness under this Note.

     All provisions of this Note are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to The Payee hereunder and deemed interest under applicable law exceed the maximum rate of interest on the unpaid principal balance of this Note allowed by applicable law (the "Maximum Allowable Rate"), which shall mean the law in effect on the date of this Note, except that if there is a change in such law which results in a higher Maximum Allowable Rate being applicable to this Note, then this Note shall be governed by such amended law from and after its effective date. In the event that fulfillment of any provision of this Note results in the interest rate hereunder being in excess of the Maximum Allowable Rate, the obligation to be fulfilled shall automatically be reduced to eliminate such excess. If, notwithstanding the foregoing, the Holder receives an amount which under applicable law would cause the interest rate hereunder to exceed the Maximum Allowable Rate, the portion thereof which would be excessive shall automatically be applied to and deemed a prepayment of the unpaid principal balance of this Note and not a payment of interest.

     This Note may not be modified or terminated orally. This Note is entitled to the benefits of the Agreement.

     The Maker expressly waives presentment, demand for payment, protest and notice of non-payment. If this Note is signed by more than one Maker, all obligations of the Maker are their joint and several obligations, and all references to the Maker shall be deemed to refer to each of them, either of them, and all of them.

     This Note has been executed and delivered in Rhode Island and for all purposes shall be enforced and construed in accordance with the local laws of the State of Rhode Island, without regard to such state's conflict of laws principles.


                                     ACCESS SOLUTIONS
                                     INTERNATIONAL, INC.


                                     By:  /s/ Robert H. Stone
                                     Title:  President and CEO